UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                           FORM 12b-25

                   NOTIFICATION OF LATE FILING


(Check One):
[X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q [ ] Form N-SAR

               For Period Ended:  April 30, 2005

              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR

               For the Transition Period Ended:____________________

              _____________________________________________________

Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

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PART 1 - REGISTRANT INFORMATION
======================================================================

Full Name of Registrant:   Nortia Capital Partners, Inc.
                          -----------------------------------
Former Name if Applicable:
                          -----------------------------------
Address of Principal Executive Office

			400 Hampton View Court
                   -------------------------------------
                           Street and Number

                     Alpharetta, Georgia  30004
                   -------------------------------------
                        City, State and Zip Code

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PART II - RULES 12B-25(b) AND (c)
======================================================================


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to RULE 12b-25(b), the following should be completed. (Check box if appropriate)


[X]        (a)     The reasons described in reasonable detail in
                   Part III of this form could not be eliminated without unreasonable effort or expense;

           (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

           (c) The accountant's statement or other exhibit required by RULE 12b-25(c) has been attached if applicable.


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PART III - NARRATIVE
======================================================================

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, Form 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach extra sheets if needed)

This Annual Report on Form 10-K for the year ended April 30, 2005, could not be filed within the prescribed period because such report will be our first Annual Report on Form 10-K since we elected to become a Business Development Company in January 2005 and, therefore, our management requires additional time to complete its internal financial statements in the format, and with the information, required of a BDC and our auditors require additional time to conclude the audit of our financial statements in the format, and with the information, required of a BDC. Further, we have received a comment letter from the SEC in respect of our 1-E filing and require additional time to ensure that our 10-K filing is consistent with the comments received and the revisions to our 1-E filing.

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PART IV - OTHER INFORMATION
======================================================================

(1) Name and telephone number of person to contact in regard to this notification

William Bosso				 770       	777-6795
----------------------------------   -----------   -------------------
      (Name)                          (Area Code)   (Telephone Number)

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(2)      Have all other periodic reports required under Section 12 or
         15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12
         12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

         [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                 Nortia Capital Partners, Inc.
               ----------------------------------
          (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date: July 29, 2005
                                By: /s/ William Bosso
                                -----------------------------
                                WILLIAM BOSSO
                                Chief Executive Officer

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